As filed with the Securities and Exchange Commission on May 9, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________
WATFORD HOLDINGS LTD.
(Exact name of registrant as specified in its charter)
__________________

Bermuda	6331	98-1155442
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Waterloo House, 1st Floor
100 Pitts Bay Road, Pembroke HM 08
Bermuda
+1 441 278-3455
(Address, including zip code, and telephone number, including area code, of principal executive offices)
__________________
Alexandre Scherer
Watford Holdings (U.S.) Inc.
445 South Street, Suite 220
Morristown, NJ 07962
(973) 753-1331
(Name, Address, including zip code, and telephone number, including area code, of agent for service)
__________________
Copies to:
Gary D. Boss, Esq.
Per B. Chilstrom, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000
__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)
Smaller reporting company	☐		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares, par value $0.01 per share	907,315(1)	$24.66	$22,374,387.90	$2,711.78
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(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Common Shares of Watford Holdings Ltd., as reported on the NASDAQ Global Select Market on May 7, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
*In accordance with Rule 428(b) under the Securities Act, the documents containing the information called for by Part I of Form S-8 will be sent or given to individuals who participate in the Watford Holdings Ltd. 2018 Stock Incentive Plan (the “2018 Plan”) and are not being filed with or included in this Form S-8. These documents and the documents incorporated by reference in this registration statement (the “Registration Statement”) pursuant to Item 3 of Part II of Form S-8, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by Watford Holdings Ltd. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

1.
The prospectus filed on March 28, 2019 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-230080), originally filed with the Commission on March 5, 2019, which contains audited financial statements for the Registrant’s most recently completed fiscal year ended December 31, 2018, which was declared effective by the Commission on March 26, 2019; and

2.
The description of the common shares contained in the Registration Statement on Form 8-A/A, filed with the Commission on March 26, 2019 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document that is deemed furnished and not deemed filed under such provisions.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
See the description of securities contained in the Registration Statement on Form S-1 (File No. 333-230080).

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant’s bye-laws provide that the Registrant will, to the fullest extent possible, indemnify its officers and directors in respect of their actions and omissions except in respect of fraud or dishonesty.
The Registrant has entered into indemnification agreements with each of its executive officers and directors, in addition to the indemnification provided for in the Registrant’s charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements provide that the Registrant will indemnify, defend and hold harmless its directors and officers to the maximum possible extent permitted by law from, and pay on behalf of such directors and officers, all expenses incurred because of any claim or claims made against him or her or involving him or her in a proceeding, (a) by reason of the fact that he or she is or was a director and/or officer or (b) related to or arising out of anything done or not done by such director or officer in any such capacity; provided, that the Registrant shall not be obligated to make any advance payment of expenses to any director or officer (a) resulting from a claim that such director or officer gained in fact any personal profit or advantage to which he or she was not legally entitled or (b) brought about or contributed to by the fraud or dishonesty of the director or officer seeking payment. Generally, the maximum obligation under such indemnifications is not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. If the Registrant were to incur a loss in connection with these arrangements, it could affect its business, operating results and financial condition.
The Registrant has purchased and intends to maintain insurance on behalf of itself and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index hereto and is incorporated herein by reference.
Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(i)(A) and (a)(i)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(ii)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number
3.1*	Certificate of Incorporation of Watford Holdings Ltd. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10 (File No. 001-38788)).
3.2*	Memorandum of Association of Watford Holdings Ltd. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 10 (File No. 001-38788)).
3.3*	Amended and Restated Bye-Laws of Watford Holdings Ltd. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form 10 (File No. 001-38788)).
4.1*	Watford Holdings Ltd. 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.35 to the Registration Statement on Form 10 (File No. 001-38788)).
4.2	Form of Restricted Share Unit Award Agreement.
5.1	Form of Opinion of Conyers Dill & Pearman Limited.
23.1	Consent of PricewaterhouseCoopers Ltd.
23.2	Consent of Conyers Dill & Pearman Limited (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
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*	Filed previously.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hamilton, Bermuda on this 9th day of May, 2019.

WATFORD HOLDINGS, LTD.

By:	/s/ John F. Rathgeber
Name: John F. Rathgeber
Title: Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John F. Rathgeber and Robert L. Hawley, and each of them, with full power of substitution and full power to act without the other, such person’s true and lawful attorney-in-fact and agent to act for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any related registration statement filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John F. Rathgeber	Chief Executive Officer (Principal Accounting Officer)	May 9, 2019
John F. Rathgeber

/s/ Robert Hawley	Chief Financial Officer (Principal Financial Officer)	May 9, 2019
Robert Hawley

/s/ Walter Harris	Chairman of the Board and Director	May 9, 2019
Walter Harris

/s/ Maamoun Rajeh	Director	May 9, 2019
Maamoun Rajeh

/s/ Nicolas Papadopoulo	Director	May 9, 2019
Nicolas Papadopoulo

/s/ Garth Lorimer Turner	Director	May 9, 2019
Garth Lorimer Turner

/s/ Deborah DeCotis	Director	May 9, 2019
Deborah DeCotis

/s/ Thomas Miller	Director	May 9, 2019
Thomas Miller

/s/ Elizabeth Gile	Director	May 9, 2019
Elizabeth Gile

/s/ Alexandre Scherer	Authorized Representative in the United States	May 9, 2019
Alexandre Scherer